Exhibit 99.1

FOR IMMEDIATE RELEASE

February 1, 2017

ART’S WAY MANUFACTURING ANNOUNCES FISCAL 2016 FINANCIAL RESULTS

Conference Call Scheduled For February 2, 2017

ARMSTRONG, IOWA, February 1, 2017– Art’s Way Manufacturing Co., Inc. (NASDAQ: ARTW), a diversified, international manufacturer and distributor of equipment serving agricultural, research and steel cutting needs, announces its financial results for 2016.

In conjunction with the release, the Company has scheduled a conference call for Thursday, February 2, 2017 at 10:00 AM CT. Marc H. McConnell, Chairman of the Board of Directors of Art’s Way Manufacturing, and Carrie Gunnerson, President and Chief Executive Officer will be leading the call to discuss fiscal 2016 financial results.

What: Art’s Way Manufacturing, Inc. Fiscal 2016 Financial Results.

When: Thursday, February 2nd, 2017 10:00 AM CT.

How: Live via phone by dialing (877) 358-7309. Code: Art’s Way Manufacturing. Participants to the conference call should call in at least 5 minutes prior to the start time. A replay of the call will be archived on the Company’s website for 12 months. www.artsway-mfg.com/

	For the Twelve Months Ended (Continuing Operations, Consolidated)
	November 30, 2016	November 30, 2015
Sales	$21,558,000	$26,326,000
Operating Income (Loss)	$(431,000)	$(77,000)
Net Income (Loss)	$(426,000)	$(310,000)
EPS (Basic)	$(0.10)	$(0.08)
EPS (Diluted)	$(0.10)	$(0.08)

Weighted Average Shares Outstanding:
Basic	4,097,748	4,058,382
Diluted	4,097,748	4,058,382

Sales: Our consolidated net sales for continuing operations totaled $21,558,000 for the fiscal year ended November 30, 2016, which represents an 18.1% decrease from our consolidated net sales from continuing operations of $26,326,000 in 2015. The decrease in revenue is primarily due to decreased sales of our Agricultural Products segment. As expected, in fiscal year 2016 we experienced decreased demand across the board in Agricultural Products. Our consolidated gross profit decreased as a percentage of net sales to 24.7% in 2016 from 26.3% of net sales in 2015. Measures taken during the year to control our costs helped preserve gross profit but did not completely offset the impact of declining revenues as compared to relatively stable fixed costs. Our consolidated operating expenses decreased by 17.7%, from $6,989,000 in 2015 to $5,751,000 in 2016. Selective investment was made in new product development during the year, and the results of such efforts are anticipated to contribute to results in 2017. In addition to our work to reduce expenses, we also had a $618,729 non-cash expense recognized in August 2015 for the impairment of goodwill associated with the 2012 acquisition of Universal Harvester.

Loss from Continuing Operations: Consolidated net loss for the 2016 fiscal year was $(426,000) for continuing operations, compared to net loss of $(310,000) in the 2015 fiscal year for continuing operations, an increase of $116,000. This increased loss is primarily a result of soft demand that resulted in lower net sales, but our analysis of the realizability of our Canadian net operating loss tax benefits also contributed to our increased loss. Loss from operations at our discontinued Pressurized Vessels segment was $(598,000) in the 2016 fiscal year compared to $(327,000) in the 2015 fiscal year.

Loss per Share: Loss per basic and diluted share for continuing operations for fiscal 2016 was $(0.10), compared to loss per share of $(0.08) for the same period in fiscal 2015. Loss per basic and diluted share for discontinued operations for fiscal 2016 were $(0.10) compared to $(0.06) for the same period in fiscal 2015. Total net loss per share in fiscal 2016 was $(0.20) per share compared to $(0.14) per share for the same period in fiscal 2015.

Chairman of the Art’s Way Board of Directors, Marc H. McConnell reports, "As evidenced by disappointing revenue and profitability results, we continued to face significant headwinds in the industries we serve in the fourth quarter of fiscal 2016 and full fiscal year.  Low demand in the fall resulted in very low shipments for October and November, particularly, that could not be overcome by adjustments to our cost structure.

While our fourth quarter and full fiscal year brought great challenges, we are pleased to report that we have seen an improvement in demand since fiscal year end in all business segments, resulting in a significantly increased backlog that we anticipate will drive improving performance in fiscal 2017.  We believe this to be driven more by new product introductions, improvements in our customer service strategy, and new customer relationships than an indication of a rebound in the markets we serve. Beet-related equipment demand is increasing and trending well above last year. We are pleased with this progress and feel that we are continually improving our position to benefit from improving markets when that time comes.

We enter fiscal 2017 with equal measures of cautiousness and optimism and are hopeful that the efforts we’ve made to improve our business during these slow times will be rewarded in the new year.”

About Art’s Way Manufacturing Co., Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, plows, hay and forage equipment, manure spreaders, reels for combines and swathers, and top and bottom drive augers, as well as modular animal confinement buildings and laboratories, and specialty tools and inserts. After-market service parts are also an important part of the Company's business. The Company has three reporting segments: agricultural products; modular buildings; and tools.

For more information, including an archived version of the conference call, contact: Carrie Gunnerson, Chief Executive Officer

712-864-3131

investorrelations@artsway-mfg.com

Or visit the Company's website at www.artsway-mfg.com/

Cautionary Statements

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including our expectations regarding: (i) our business position; (ii) the impact of cost-cutting measures; (iii) product development; (iv) future product demands and operating results; and (iv) the benefits of our business model and strategies, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: customer demand for our products; credit-worthiness of our customers; our ability to operate at lower expense levels; our ability to complete projects in a timely and efficient manner in accordance with customer specifications; our ability to renew or obtain financing on reasonable terms; our ability to repay current debt, continue to meet debt obligations and comply with financial covenants; domestic and international economic conditions; factors affecting the strength of the agricultural sector; the cost of raw materials; unexpected changes to performance by our operating segments; obstacles related to liquidation of product lines and segments; unexpected delays or costs in product development and introductions; and other factors detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements. We do not intend to update forward-looking statements other than as required by law.

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